UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 9, 2015

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 408-432-8888

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (b) Thomas C. Tokos, Senior Vice President, General Counsel and Secretary of Intersil Corporation (the "Company") has informed the Company that he will retire effective December 31, 2015.  He will resign his position as General Counsel and Secretary effective November 9, 2015 and will remain a senior vice president and executive officer of the Company through December 31, 2015.

 (e)  In connection with his departure from the Company, Mr. Tokos and the Company entered into an agreement on November 9, 2015 (the “Agreement”).  Under the terms of the Agreement, if Mr. Tokos remains employed with the Company as senior vice president and executive officer through December 31, 2015, he will receive benefits consisting of (i) a lump sum payment of $262,800, (ii) pursuant to the Company’s retirement benefits policy, continued vesting through July 1, 2017 of stock options, stock units (including deferred stock units, restricted stock units and market stock units) granted on or before December 31, 2015, and (iii) continued medical, dental and vision insurance through August 31, 2017.  In addition to the requirement that Mr. Tokos continue to serve as senior vice president and executive officer through December 31, 2015, the Agreement includes post-departure obligations regarding non-solicitation and confidentiality as well as execution of a general release.  The foregoing description of the terms and conditions of the Agreement is only a summary and is qualified in its entirety by the full text of the Agreement, a copy of which is filed herewith and incorporated herein by reference.

 Item 9.01       Financial Statements and Exhibits.

10.1	Agreement dated November 9, 2015 between Intersil Corporation and Thomas Tokos.

 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION
Date:	November 9, 2015	By:	/s/ Richard Crowley
		Name:	Richard Crowley
		Title:	Sr. Vice President, Chief Financial Officer and Treasurer